Filed Pursuant to Rule 433

Registration No. 333-209718

Final Term Sheet

July 27, 2017

U.S.$22,500,000,000

AT&T Inc.

U.S.$1,750,000,000 2.850% GLOBAL NOTES DUE 2023

U.S.$3,000,000,000 3.400% GLOBAL NOTES DUE 2024

U.S.$5,000,000,000 3.900% GLOBAL NOTES DUE 2027

U.S.$4,500,000,000 4.900% GLOBAL NOTES DUE 2037

U.S.$5,000,000,000 5.150% GLOBAL NOTES DUE 2050

U.S.$2,500,000,000 5.300% GLOBAL NOTES DUE 2058

U.S.$750,000,000 FLOATING RATE GLOBAL NOTES DUE 2023

ISSUER:	AT&T Inc. (“AT&T”)

TITLE OF SECURITIES:	2.850% Global Notes due 2023 (the “2023 Notes”)
3.400% Global Notes due 2024 (the “2024 Notes”)
3.900% Global Notes due 2027 (the “2027 Notes”)
4.900% Global Notes due 2037 (the “2037 Notes”)
5.150% Global Notes due 2050 (the “2050 Notes”)
5.300% Global Notes due 2058 (the “2058 Notes” and, together with the 2023 Notes, the 2024 Notes, the 2027 Notes, the 2037 Notes and the 2050 Notes, the “Fixed Rate Notes”)

Floating Rate Global Notes due 2023 (the “Floating Rate Notes” and, together with the Fixed Rate Notes, the “Notes”)

TRADE DATE:	July 27, 2017

SETTLEMENT DATE (T+7):	August 7, 2017

MATURITY DATE:	February 14, 2023, at par, for the 2023 Notes
August 14, 2024, at par, for the 2024 Notes
August 14, 2027, at par, for the 2027 Notes
August 14, 2037, at par, for the 2037 Notes
February 14, 2050, at par, for the 2050 Notes
August 14, 2058, at par, for the 2058 Notes
February 14, 2023, at par, for the Floating Rate Notes

AGGREGATE PRINCIPAL	$1,750,000,000 for the 2023 Notes
AMOUNT OFFERED:	$3,000,000,000 for the 2024 Notes
$5,000,000,000 for the 2027 Notes
$4,500,000,000 for the 2037 Notes
$5,000,000,000 for the 2050 Notes
$2,500,000,000 for the 2058 Notes
$750,000,000 for the Floating Rate Notes

PRICE TO PUBLIC (ISSUE PRICE):	99.984% for the 2023 Notes
99.832% for the 2024 Notes
99.827% for the 2027 Notes
99.822% for the 2037 Notes
99.779% for the 2050 Notes
99.766% for the 2058 Notes
100.000% for the Floating Rate Notes

GROSS SPREAD:	0.300% for the 2023 Notes
0.350% for the 2024 Notes
0.400% for the 2027 Notes
0.600% for the 2037 Notes
0.750% for the 2050 Notes
0.800% for the 2058 Notes
0.300% for the Floating Rate Notes

PRICE TO AT&T:	99.684% for the 2023 Notes
99.482% for the 2024 Notes
99.427% for the 2027 Notes
99.222% for the 2037 Notes
99.029% for the 2050 Notes
98.966% for the 2058 Notes
99.700% for the Floating Rate Notes

NET PROCEEDS:	$1,744,470,000 for the 2023 Notes
$2,984,460,000 for the 2024 Notes
$4,971,350,000 for the 2027 Notes
$4,464,990,000 for the 2037 Notes
$4,951,450,000 for the 2050 Notes
$2,474,150,000 for the 2058 Notes
$747,750,000 for the Floating Rate Notes

USE OF PROCEEDS:	General corporate purposes, including funding the cash consideration for the Time Warner acquisition.

UNDERWRITERS’ REIMBURSEMENT OF AT&T’S EXPENSES:	Underwriters to reimburse $10,725,000 of AT&T’s expenses.

INTEREST RATE:	2.850% per annum for the 2023 Notes
3.400% per annum for the 2024 Notes
3.900% per annum for the 2027 Notes
4.900% per annum for the 2037 Notes
5.150% per annum for the 2050 Notes
5.300% per annum for the 2058 Notes
Floating Rate Notes: Three month LIBOR Rate plus 89 basis points

INTEREST PAYMENT DATES:	For the Fixed Rate Notes: Semiannually on each February 14 and August 14, commencing on February 14, 2018.

For the Floating Rate Notes: Quarterly on each February 14, May 14, August 14 and November 14, commencing November 14, 2017; provided, however, that if any such interest payment date would fall on a day that is not a LIBOR business day, other than the interest payment date that is also the date of maturity, that interest payment date will be postponed to the next succeeding LIBOR business day, unless the next succeeding LIBOR business day is in the next succeeding calendar month, in which case such interest payment date shall be the immediately preceding LIBOR business day; and provided further, that if the date of maturity is not a LIBOR business day, payment of principal and interest will be made on the next succeeding business day and no interest will accrue for the period from and after such date of maturity.

DENOMINATIONS:	Minimum of $2,000 and integral multiples of $1,000 thereafter

SPECIAL MANDATORY REDEMPTION:	If AT&T does not consummate the Time Warner acquisition pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) entered into on October 22, 2016, on or prior to April 22, 2018 or, if prior to such date the Merger Agreement is terminated, then in either case AT&T must redeem all of the Notes at a redemption price equal to 101% of the principal amount of the Notes, plus accrued but unpaid interest to, but excluding, the redemption date.

OPTIONAL REDEMPTION:	Fixed Rate Notes: Each series of the Fixed Rate Notes may be redeemed at any time prior to the applicable Par Call Date (as set forth in the table below), as a whole or in part, at our option, at any time and from time to time on at least 30 days’, but not more than 60 days’, prior notice at a make-whole call equal to the greater of (i) 100% of the principal amount of the Fixed Rate Notes of such series to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus a number of basis points equal to the applicable Make-Whole Spread (as set forth in the table below). Each series of Fixed Rate Notes may be redeemed at any time on or after the applicable Par Call Date, as a whole or in part, at our option, at any time and from time to time on at least 30 days’, but not more than 60 days’, prior notice at a redemption price equal to 100% of the principal amount of such series of Fixed Rate Notes to be redeemed. Accrued interest will be payable to the redemption date.

Series	Par Call Date	Make-Whole Spread
2023 Notes	January 14, 2023	15 bps
2024 Notes	June 14, 2024	20 bps
2027 Notes	May 14, 2027	25 bps
2037 Notes	February 14, 2037	30 bps
2050 Notes	August 14, 2049	35 bps
2058 Notes	February 14, 2058	37.5 bps

Floating Rate Notes: None.

TAX GROSS UP:	Comparable to prior AT&T transactions.

TAX CALL:	Comparable to prior AT&T transactions.

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes will be AT&T’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

RATINGS:	Moodys: Baa1 (Review for downgrade)
S&P: BBB+ (CreditWatch Negative)
Fitch: A- (Negative Watch)

JOINT BOOKRUNNERS:	Goldman Sachs & Co LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA LLC and MUFG Securities Americas Inc.

Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC

BBVA Securities Inc., Santander Investment Securities Inc. and TD Securities (USA) LLC

SENIOR CO-MANAGERS:	Loop Capital Markets LLC, BNY Mellon Capital Markets, LLC and U.S. Bancorp Investments, Inc.

CO-MANAGERS:	CastleOak Securities, L.P., C.L. King & Associates, Inc., Samuel A. Ramirez & Company, Inc., Siebert Cisneros Shank & Co., L.L.C. and The Williams Capital Group, L.P.

Academy Securities, Inc., Drexel Hamilton, LLC, MFR Securities, Inc. and Mischler Financial Group, Inc.

Apto Partners, LLC and Blaylock Van, LLC

CUSIP NUMBER:	00206REK4 for the 2023 Notes
00206REL2 for the 2024 Notes
00206REM0 for the 2027 Notes
00206REN8 for the 2037 Notes
00206REP3 for the 2050 Notes
00206REQ1 for the 2058 Notes
00206REJ7 for the Floating Rate Notes

ISIN NUMBER:	US00206REK41 for the 2023 Notes
US00206REL24 for the 2024 Notes
US00206REM07 for the 2027 Notes
US00206REN89 for the 2037 Notes
US00206REP38 for the 2050 Notes
US00206REQ11 for the 2058 Notes
US00206REJ77 for the Floating Rate Notes

REFERENCE DOCUMENT:	Preliminary Prospectus Supplement, dated July 27, 2017;
Prospectus, dated February 25, 2016

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE

BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING GOLDMAN SACHS & CO. LLC AT 1-866-471-2526, J.P. MORGAN SECURITIES LLC AT (212) 834-4533 (COLLECT), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED AT 1-800-294-1322 (TOLL FREE), MIZUHO SECURITIES USA LLC AT 866-271-7403 OR MUFG SECURITIES AMERICAS INC. AT (877) 649-6848 (TOLL FREE).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.